EXHIBIT 10.1
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                   Amendment To Executive Employment Agreement


Effective as of November 12, 2002 the Management Agreement between International Microcomputer Software, Inc., a California corporation, ("IMSI") and Martin R. Wade, Chief Executive Officer of IMSI, ("Executive") dated April 27, 2002 ("Agreement") is hereby amended as follows:

1.  Paragraph 5(a) of the Agreement is hereby deleted in its entirety.

2. Executive and IMSI hereby agree to the full and complete cancellation of the May 20, 2002, grant to Executive of 2 million warrants. Executive and IMSI agree that any and all warrant and/or option grants made to Executive to date, as well as all documentation reflecting such grants are null and void and of no further effect. Executive agrees to surrender any and all documents relating to such grants upon the request of IMSI.

3.  A new Paragraph 5(a) is hereby added to the Agreement to read as follows:

"Upon the sale or merger of the Company, or acquisition of at least fifty one percent (51%) of the Company's common stock by a single corporate entity (excluding the ownership of existing stockholders), while Executive is employed as Chief Executive Officer of the Company, the Company shall pay Executive the following: (1.75%) of the total amount of the transaction for any transaction of at least $1.25 per net share; and 7.5% of the amount of the transaction over $1.25 per net share. Payment shall be made on the same basis as it is made to the common shareholders of IMSI.

All other terms and conditions of the Agreement shall remain as originally written and are hereby reaffirmed.

ACKNOWLEDGED AND AGREED:

IMSI
By: /s/ Bruce Galloway
Bruce Galloway
Director & Chairman of the Board of Directors



By: /s/ Martin Wade, III
Martin Wade, III
Director & Chief Executive Officer



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